EXECUTIVE TRANSITION AGREEMENT

This Executive Transition Agreement (this “Agreement”), dated as of August 28, 2008, is entered into by and between James S. Andrasick (“Executive”), and Matson Navigation Company, Inc. (the “Company”) (collectively the “Parties”).

RECITALS

A.        Executive is currently employed by the Company in the capacity of President and Chief Executive Officer; and

B.        In connection with the Company’s succession plan, Executive has agreed to provide services as Executive Chairman for a period of one year, commencing on the date hereof, following which he will retire from employment with the Company, in each case, on the terms and conditions set forth herein.

NOW THEREFORE, it is understood and agreed by and between the Parties hereto that in full, sufficient and complete consideration of the mutual promises and covenants contained herein, Executive and the Company hereby agree as follows:

AGREEMENT

1.         Resignation. Executive hereby voluntarily resigns his positions as President and Chief Executive Officer of the Company, effective as of the close of business (Pacific Time) on September 30, 2008 [Parties crossed out “August 31” and added and initialed “September 30.”] (the “Transition Date”), after which Executive shall be employed by the Company solely as its Executive Chairman.

2.	Transition Period.

(a)       During the period beginning with the Transition Date, and ending on August 31, 2009, or such earlier date on which Executive’s employment is terminated in accordance with terms hereof (this period is referred to as the “Transition Period,” and the last day of the period is referred to as the “Retirement Date”), the Parties agree that Executive will continue to be employed by the Company as Executive Chairman.

(b)       As Executive Chairman, Executive shall have primary responsibility for Matson Integrated Logistics, Inc., the Company’s legal department and the Company’s safety, quality and environmental department, as well as such additional responsibilities as the Board of Directors of the Company (the “Board”) may reasonably request consistent with such position. During the Transition Period, Executive shall report directly to the Chairman and Chief Executive Officer of Alexander & Baldwin, Inc. (“Parent”).

(c)       On the Retirement Date Executive shall voluntarily resign from all positions that Executive may hold as an employee, officer and/or director of the Company or any of its subsidiaries or affiliates, including, but not limited to, his position as Executive Chairman.

(d)       During the Transition Period, Executive shall be permitted, with the consent of Parent’s Board of Directors (which consent shall not be unreasonably withheld), to serve on the board of directors or other governing board or committees of any for profit or not for profit corporation or entity that does not engage in the conduct of business competitive with that of the Company, Parent or any of their respective subsidiaries; provided, that such service does not materially and adversely affect Executive’s ability to perform his duties for and on behalf of the Company hereunder and is not in violation of the Company’s or Parent’s ethics codes, conflicts of interest policies and corporate governance guidelines in effect from time to time.

3.         Compensation. Subject to Executive’s continued compliance with the terms of this Agreement and Executive’s execution on the Transition Date and non-revocation (pursuant to the terms thereof) of a Release of Claims in the form attached hereto as Exhibit A (which Release of Claims the Company agrees to execute):

(a)       During the Transition Period, Executive shall be entitled to receive a base salary at a rate equal to his current base salary rate ($500,000 per year), subject to possible increase in 2009 in the sole discretion of the Compensation Committee of the Board of Directors of Parent (the “Compensation Committee”). Executive’s base salary shall be payable in accordance with the Company’s customary practices applicable to its executive officers.

(b)       During the Transition Period, Executive shall continue to participate in the One-Year Performance Improvement Incentive Plan (“PIIP”) on such terms and conditions as may be determined from time to time by the Compensation Committee in accordance with the terms and conditions of the PIIP.

(c)       During the Transition Period, Executive shall be entitled to receive an equity grant in 2009, the amount of which shall be equal to the amount awarded to Executive in 2008 ($850,000), with the number of options and shares determined by the methodology approved by the Compensation Committee.

(d)       During the Transition Period, the Company shall continue to provide Executive all life insurance, disability insurance, medical, dental, vision and other employee benefit plans, perquisites (including tax and financial planning), programs and arrangements that may from time to time be made available generally to other senior executives of the Company, all to the extent Executive is eligible under the terms of such plans, programs and arrangements. Executive’s participation in such plans, programs and arrangements shall cease on the Retirement Date.

(e)       During the Transition Period, Executive shall be entitled to continue to participate in the Company’s 401(k)/profit sharing plan and retirement and excess benefit plans in accordance with the terms and conditions thereof. Executive’s participation in such plans, programs and arrangements shall cease on the Retirement Date.

Notwithstanding anything herein to the contrary, Executive’s position as Executive Chairman shall be deemed equivalent to his position as President and Chief Executive Officer for purposes of determining the level of awards or benefits to be provided to Executive under the compensation plans and programs described above.

4.         Termination. Executive’s employment by the Company under this Agreement prior to August 31, 2009 may only be terminated: (i) by mutual agreement of the Company and Executive, (ii) voluntarily by Executive by written notice to the Company, (iii) by the Company for misconduct by Executive or a material breach by Executive of this Agreement, any other written agreement between the Company and Executive or any of the Company’s written policies or procedures, which misconduct or breach, if curable, is not cured within a reasonable time after written notice by the Company stating the alleged breach, or (iv) by reason of Executive’s death or disability. In the case of any termination of Executive’s employment pursuant to this paragraph 4, Executive’s entitlement to full, partial or pro-rated compensation and other benefits under this Agreement, if any, shall be determined under the generally applicable policies and benefit plans of the Company.

5.         Payment Of All Unpaid Wages and Accrued Vacation. On the Retirement Date, the Company shall pay Executive all unpaid wages and accrued vacation pay through the Retirement Date.

6.	Cooperation.

(a)       During the Transition Period and following the termination of Executive’s employment with the Company, Executive agrees that upon any reasonable request, Executive will fully cooperate with and assist the Company, Parent, their respective subsidiaries, and their respective legal counsel in connection with any and all claims, disputes, negotiations, investigations, lawsuits, administrative proceedings or other disputes in which the Company or any of its affiliates or other business relations are involved, so long as any such matter was in any manner related to Executive’s duties and activities conducted on behalf of the Company or its subsidiaries or affiliates (for the avoidance of doubt, both during and prior to the Transition Period).

(b)       After the termination of Executive’s employment with the Company, the Company agrees to reimburse Executive for actual and reasonable out of pocket expenses, including, but not limited to, travel and other necessary expenses, directly incurred in connection with any cooperation and/or assistance rendered at the request of the Company pursuant to this paragraph 6, but not including lost compensation from other sources. Executive will be compensated for his time under this paragraph 6(b) at an hourly rate as follows: (i) for services provided in connection with any litigation, administrative proceedings or investigations, an hourly rate of $400 per hour, (ii) for services provided in connection with business-related matters or general consulting, an hourly rate of $600 per hour.

7.         Full Disclosure To Company. Executive represents and hereby reaffirms that he has disclosed to the Company and/or Parent any information in his possession concerning any conduct involving Executive, the Company, any of its subsidiaries or affiliates, or any of its current or former employees, that Executive has any reason to believe may be unlawful or may violate Company policies in any material respect, except any information of which the Company is aware or reasonably should be aware as of the date hereof.

8.         No Admission Of Liability Or Wrongdoing. This Agreement should in no way be construed as an admission of liability or wrongdoing by the Company, or any of the other

Company Releasees (as defined in Exhibit A hereto), or an admission or acknowledgement that Executive has any rights whatsoever against the Company or any of the other Company Releasees, except as specifically provided herein. The Company specifically disclaims any liability to or wrongful acts against Executive.

9.         No Other Claims Or Lawsuits. Executive represents that, as of the date of this Agreement, he has not filed any complaint, charge, claim or lawsuit against the Company or any of the other Company Releasees, and he further agrees that he will not file any complaint, charge, claim or lawsuit against the Company or any of the other Company Releasees at any time hereafter, for any act or event occurring up to the Transition Date. Executive further represents that he is unaware of any complaint, charge, claim or lawsuit that has been filed against the Company or any of the other Company Releasees with respect to Executive’s employment by the Company. Executive agrees that he will not voluntarily assist any other person in bringing or pursuing, or preparing to bring or pursue, any complaint, charge, claim or lawsuit against the Company or any of the other Company Releasees, except as may be specifically required pursuant to a subpoena or to the extent compelled to do so by law.

10.       Dispute Resolution. If any dispute concerning interpretation, application or enforcement of this Agreement arises which cannot be resolved by mutual discussion between the Company and Executive, then each of the Parties agrees to submit such dispute to confidential, final and binding arbitration conducted before a single arbitrator with the Judicial Arbitration and Mediation Services (“JAMS”) or such other arbitration service the Company and Executive agree upon. The Parties acknowledge that by agreeing to this arbitration procedure, each waives the right to resolve any such dispute through a trial by judge, jury or administrative proceeding. The Company will be responsible for paying any filing fees and costs associated with the arbitration proceeding itself (for example, arbitrator’s fees, conference room, transcripts), but not the cost of any attorneys or experts hired by Executive. The Company and Executive agree that the rules of JAMS governing employments disputes shall be used in any such arbitration, and this promise to arbitrate covers any dispute arising out of or relating to this Agreement, the Release of Claims, Executive’s employment with the Company or the termination thereof and any claims or disputes concerning the validity, interpretation, effect or violation of this Agreement. The arbitrator, and not a court, shall be authorized to determine whether provisions of this paragraph 10 apply to a dispute, controversy or claim sought to be resolved in accordance with this arbitration procedure, and the arbitrator shall issue a written arbitration decision which includes the essential findings and conclusions and a statement of the award. Nothing in this paragraph 10 shall prevent either the Company or Executive from seeking injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration, in accordance with applicable law. The arbitration shall be conducted in the San Francisco, California, unless otherwise mutually agreed.

11.       Indemnification. During the Transition Period and thereafter, the Company shall provide to Executive the same defense, indemnification and contribution rights and benefits with respect to third party claims as it provides generally to its current directors and executive officers. During the Transition Period, the Company shall cover Executive under its directors and officers liability insurance policy and other liability policies, if any, in the same amount and to the same extent, if any, as the Company covers its other officers and directors during any such period of time. Executive’s rights under any such policy following the Retirement Date shall be the same as those provided generally to other former directors and executive officers of the Company.

12.       Binding Effect. The Parties acknowledge that this Agreement embodies the terms of a settlement arrived at through negotiation between the Parties, and that both Parties had an opportunity to review this Agreement with and involve counsel of their respective choosing. As such, the language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

13.       Binding On Parties and Representatives. This Agreement shall be binding upon Executive, and upon his spouse, heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Company and to the Company Releasees, and each of them, and to their respective administrators, representatives, executors, successors and assigns.

14.       Governing Law. This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed under the laws of the State of California.

15.       Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto and expressly supersedes any and all prior agreements or understandings between the Parties hereto pertaining to any of the subjects addressed herein.

16.       Amendments. This Agreement can be amended, modified or terminated only by a writing executed by both Executive and an authorized representative of the Company.

17.       Voluntary Execution. This Agreement is executed voluntarily by each party without duress or influence on the part of the other party or any third person.

18.       Attorneys’ Fees and Costs. The Parties understand that each party is responsible for bearing his or its own costs and attorneys’ fees incurred in connection with the preparation of this Agreement.

19.       Invalid Provisions. If any provision of this Agreement is determined to be invalid or unenforceable, all of the other provisions shall remain valid and enforceable notwithstanding.

20.       Counterparts and Facsimile. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned Parties. The Parties agree that this Agreement may be executed using facsimile signatures and that such signatures shall be deemed to be as valid as original signatures.

21.       No Reliance On Company Representations. Executive represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by any of the Company Releasees or by any of the Company Releasees’ agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

22.       Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and other guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

PLEASE READ CAREFULLY. THIS EXECUTIVE TRANSITION AGREEMENT INCLUDES A RELEASE OF ALL KNOWN OR UNKNOWN CLAIMS. THE PARTIES HAVE READ THIS RELEASE, UNDERSTAND AND ACCEPT EACH OF ITS TERMS, AND AGREE TO BE FULLY BOUND HEREUNDER.

Dated: August 28, 2008	By /s/ James S. Andrasick James S. Andrasick
Dated: August 28, 2008	Matson Navigation Company, Inc. By /s/ W. Allen Doane [Name] W. Allen Doane [Title] Chairman of the Board

Dated: August 28, 2008	Matson Navigation Company, Inc. By /s/ Alyson J. Nakamura [Name] Alyson J. Nakamura [Title] Secretary

Exhibit A

Release of Claims

Reference is made to that certain Executive Transition Agreement (this “Executive Transition Agreement”), dated as of August 28, 2008, by and between James S. Andrasick (“Executive”), and Matson Navigation Company, Inc. (the “Company”), to which this Release of Claims was attached as an exhibit.

1.	Release of Claims by Executive

In exchange for the consideration referred to in paragraph 3 of the Executive Transition Agreement, to which Executive would not otherwise be entitled, and the Company’s execution of this Release of Claims, Executive, on behalf of himself, his spouse, heirs, agents, assigns and representatives, hereby irrevocably and unconditionally releases, acquits, holds harmless and forever discharges the Company, and/or any of its parents, subsidiaries, affiliates, predecessors, successors and assigns, as well as the Company’s or Parent’s current and former directors, officers, employees, partners, investors, shareholders, agents, representatives, attorneys and all persons acting by, through, under or in concert with any of them (collectively the “Company Releasees”), to the full extent permitted by law, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities, and obligations of every kind and nature in law, equity or otherwise, known or unknown, suspected or unsuspected, disclosed or undisclosed, arising out of or in any way relating to Executive’s employment with the Company and/or Alexander & Baldwin, Inc. (“Parent”) and/or any of their respective subsidiaries, or any other matter or event occurring up to the date hereof, including without limitation, any matter or event which affected or could have affected Executive’s decision to enter into the Executive Transition Agreement. Notwithstanding any other provision of this Release of Claims, or of the Executive Transition Agreement, Executive is not releasing, and this Release of Claims shall not apply to: (i) any claim that Executive may have for defense, indemnification or contribution from any Company Releasee for liabilities to, or claims by, any third party under any provision of the Articles of Incorporation or Bylaws of the Company, under any insurance policy or established policies of Company, pursuant to a written agreement, if any, expressly providing for such indemnity between Executive and the Company, or under any provision of applicable law, including, without limitation, the California Corporations Code, or (ii) any claim for material breach of the Executive Transition Agreement or this Release of Claims.

Without limiting the generality of the foregoing, Executive releases Company Releasees from any and all claims and disputes arising out of any state, municipal or federal statute, ordinance, regulation, order or common law, including without limitation: claims for wrongful termination based on public policy; claims under the Employee Retirement Income Security Act of 1974, as amended; claims for violation of the California Labor Code or the federal Fair Labor Standards Act, including, without limitation, any wage and hour claims, claims for overtime pay and claims for back pay and penalties; claims for discrimination or harassment under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act; claims under the Older Workers’ Benefit Protection Act, the federal Workers’ Adjustment and Retraining Notification Act, the federal Sarbanes-Oxley Act, the Family

Medical Leave Act, and California Family Rights Act (or any state law similar or equivalent to any of the foregoing); and any and all other claims whatsoever based on contract, quasi-contract, implied contract or tort, including without limitation, defamation, libel, slander, invasion of privacy, interference with business opportunity or with contract, or infliction of emotional distress; claims for breach of the implied covenant of good faith and fair dealing, conspiracy, negligence or negligent misrepresentation; or any claim for bonus or severance pay. This Release of Claims extends to any current or former Company and/or Parent officer, director, employee, investor, consultant, agent and attorney, whether or not acting in his or her representative, individual or any other capacity; however, this Release does not extend to claims which cannot, as a matter of law, be waived.

Executive expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code, and in so doing understand and acknowledge the significance and consequences of such specific waiver of Section 1542. Section 1542 provides as follows:

Section 1542. A MUTUAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM/HER, MUST HAVE MATERIALLY AFFECTED HIS/HER SETTLEMENT WITH THE DEBTOR.

Executive understands that in accordance with the terms of the Older Workers’ Benefits Protection Act, he has been advised to review this Release of Claims with counsel of his choice, and that he has twenty-one (21) days within which to consider this Agreement before signing it, although he is not required to wait twenty-one (21) days before signing this Release of Claims. Executive further understands that he has seven (7) days after signing this Release of Claims within which to revoke it. This Agreement shall be effective on the eighth (8th) day following Executive’s signature, assuming he elects not to revoke the Agreement. In the event Executive elects to revoke this Agreement, he must do so by sending written notice of revocation to Son-Jai Paik, Vice President, Human Resources, Alexander & Baldwin, Inc., 822 Bishop Street, Honolulu, HI 96813.

2.	Release of Claims by the Company

In exchange for Executive’s execution of this Release of Claims, and in reliance on Executive’s representation in paragraph 7 of the Executive Transition Agreement, the Company, on behalf of itself and Parent, hereby irrevocably and unconditionally releases, acquits, holds harmless and forever discharges Executive, and/or any of his spouse, heirs, agents, assigns and representatives (collectively the “Executive Releasees”), to the full extent permitted by law, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities, and obligations of every kind and nature in law, equity or otherwise, known or unknown, suspected or unsuspected, disclosed or undisclosed, arising out of or in any way relating to Executive’s employment with the Company and/or Parent and/or any of their respective subsidiaries, or any other matter or event occurring up to the date hereof, excepting only any right of any the Company arising by reason of Executive (i) having materially breached the Executive Transition Agreement (including, without limitation, paragraph 7 thereof) and/or this Release of Claims, (ii) having committed a crime or an act or omission to act which constitutes fraud or willful misconduct, or (iii) having committed any act or omission to act which constitutes material self-dealing or a material breach of Executive’s confidentiality obligations to Company. In the event Executive has materially breached the Executive Transition Agreement or this Release of Claims or has committed a crime or an act or omission to act which constitutes fraud, willful misconduct, material self-dealing or a material breach of Executive’s confidentiality obligations to Company, the Company’s Release of Claims under this paragraph 2 shall be null and void as to the matters in question.

The Company expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code, and in so doing understand and acknowledge the significance and consequences of such specific waiver of Section 1542. Section 1542 provides as follows:

Section 1542. A MUTUAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM/HER, MUST HAVE MATERIALLY AFFECTED HIS/HER SETTLEMENT WITH THE DEBTOR.

PLEASE READ CAREFULLY. THIS RELEASE OF CLAIMS INCLUDES A RELEASE OF ALL KNOWN OR UNKNOWN CLAIMS. THE PARTIES HAVE READ THIS RELEASE, UNDERSTAND AND ACCEPT EACH OF ITS TERMS, AND AGREE TO BE FULLY BOUND HEREUNDER.

Dated: August 28, 2008	By /s/ James S. Andrasick James S. Andrasick
Dated: August 28, 2008	Matson Navigation Company, Inc. By /s/ W. Allen Doane [Name] W. Allen Doane [Title] Chairman of the Board

Dated: August 28, 2008	Matson Navigation Company, Inc. By /s/ Alyson J. Nakamura [Name] Alyson J. Nakamura [Title] Secretary